Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	Jim Goff
Corporate and Investor Relations	Investor Relations
(510) 284-8851	(510) 574-1421
aknoefler@pdl.com	jgoff@pdl.com

PDL BioPharma Names Andrew Guggenhime Senior Vice President and Chief Financial Officer

Fremont, Calif., March 7, 2006—PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that Andrew Guggenhime will join as Senior Vice President and Chief Financial Officer effective April 3.

Guggenhime will join the company’s senior management team reporting directly to Chief Executive Officer Mark McDade, and will be responsible for all financial and information technology operations of the company.

Guggenhime joins PDL BioPharma from Neoforma, Inc. where he had been CFO since October 2000. In this role, he was responsible for the accounting, finance, financial planning and analysis, investor relations, legal and facilities departments. He was previously Vice President of Corporate Development, managing Neoforma’s corporate development, business development, international and strategic efforts.

Prior to joining Neoforma in early 2000, Guggenhime was a Vice President in the Healthcare Investment Banking group of Merrill Lynch & Co., where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. Previously, he worked at Wells Fargo & Company in a number of capacities.

Guggenhime earned a Bachelor of Arts degree in international politics and economics from Middlebury College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

“Andrew has the commercial, management and financial experience that PDL BioPharma requires in the CFO role as we focus on growth and solidify our position as a commercial biopharmaceutical company,” said Mark McDade, Chief Executive Officer, PDL BioPharma. ”We are delighted that he will join the company during an exciting time, as we create value from our diverse stream of product and royalty revenues, and advance our robust pipeline of six acute care focused products.”

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering humanized antibody technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, inflammation and autoimmune diseases, cardiovascular disorders, and cancer. For more information, please see our website at www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

# # #